Exhibit 10.2

CONSOLIDATED EDISON, INC.

20     Restricted Stock Unit Agreement

This Agreement (the “Agreement”) is entered into as of                 , 20     between Consolidated Edison, Inc. (the “Company”) and                      (the “Employee”).

This Agreement allocates Restricted Stock Units (the “Units”) to the Employee under the Consolidated Edison, Inc. Long Term Incentive Plan (the “Plan”) as follows:

	Number	Performance Period	Payout Date
20 Grant:	Units	–	_________

This Award is subject to the terms and conditions set forth in this Agreement and the Plan. The terms of this Award are subject in all respects to the provisions of the Plan, which are incorporated herein by reference. All capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Plan.

Each Unit shall represent the right, upon vesting, to receive one Share of Stock, the cash value of one Share of Stock, or a combination thereof. The cash value of a Unit shall equal the closing price of a Share of Stock in the Consolidated Reporting System as reported in the Wall Street Journal or in a similarly readily available public source for the trading day immediately prior to the applicable transaction date. If no trading of Shares of Stock occurred on such date, the closing price of a Share of Stock in such System as reported for the preceding day on which sales of Shares of Stock occurred shall be used.

Performance Factors: Fifty percent of the Units for the grant will be earned based on the Company’s Total Shareholder Return (TSR) compared to the S & P Electric Utilities Index over the Performance Period. The remaining fifty percent of the Units for the grant will be earned based on the corporate average of the Executive Incentive Plan Award* over the Performance Period. The actual number of Units earned can range from 0 to 150% of the above allocation for the Grant. The final determination of the number of Units to be awarded will be made by the Management Development and Compensation Committee (“Committee”) of the Board. The Units vest after the Performance Period when they are determined and awarded by the Committee.

*	Or, for certain officers, Orange and Rockland Utilities, Inc.’s Annual Team Incentive Plan or goals relating to the Company’s unregulated subsidiaries

1. Consequences of Separation from Service and Death. In the event of the Employee’s Separation from Service with the Company or its subsidiaries or death prior to the vesting date, the Employee’s rights under this Agreement will be as set forth below:

a.	If the Employee Separates from Service other than by reason of retirement, disability or death, during a Performance Period his/her award is completely forfeited.

b.	If the Employee dies during a Performance Period, his/her award is prorated based on the actual period of service during the Performance Period and is awarded as soon as administratively possible after his/her death. The determination of the performance factors will be made by the Vice President of Human Resources of Consolidated Edison Company of New York, Inc. using the indicators as of the end of the month for the Total Shareholder Return and using the prior year(s) corporate average(s) for Executive Incentive Plan Awards.

c.	If the Employee Separates from Service by reason of retirement or disability, then his/her award is prorated based on the actual period of service during the Performance Period and is awarded, as soon as administratively possible, at the end of the Performance Period based on the performance.

2. Form of Payout. The Units will be paid in a lump sum, either in Shares of Stock, in cash, or a combination. Cash can be deferred into the Deferred Income Plan (“DIP”).

3. Deferrals. Employees will have a one-time election to defer the receipt of the cash value of the Award into the DIP or to defer the receipt of the Shares, or a combination of cash or Shares. Deferral election forms must be submitted by December 31 of the year before the Grant.

4. Dividend or Dividend Equivalent Payments.

a.	No Dividend or Dividend Equivalent payments will be made until the Units vest.

b.	If the Employee receives Shares at the time of vesting, he or she will be entitled to receive dividends on the Shares when the dividends are paid.

c.	However, if the Employee elects prior to the Grant to defer the receipt of the Shares, he or she will be entitled to receive the Dividend Equivalent payments on the Shares once the Shares vest. These Dividend Equivalent payments can be received as additional Stock, cash, or as cash deferred into the DIP.

d.	If at the time of vesting, the Employee receives a cash payment or defers the cash into the DIP, he or she will not receive Dividend Equivalent payments.

e.	Dividend Equivalent payments are made on the Dividend Payment Date, which is the date the Company pays any dividend on outstanding Shares based on the number of Units owned as of the record date for such dividend.

5. Deferral Election for Dividend Equivalent Payments. A deferral of Dividend Equivalent payments must be made at the same time as the deferral of the receipt of the Restricted Stock Unit Award. At that time the Employee can elect to receive the Dividend Equivalent payments as additional Stock to be distributed or deferred to a future date, or as cash to be distributed or deferred into the DIP.

6. No Right to Continued Employment. Nothing contained in this Agreement shall confer on the Employee any right to continue in the employ of the Company or its subsidiaries or shall limit the Company’s rights to terminate the Employees at any time, provided, however, that nothing in this Agreement shall affect any other contractual rights existing between the Employee and the Company or its subsidiaries.

7. Leave of Absence. If the Employee is officially granted a leave of absence for illness, military or governmental service or other reasons by the Company or its subsidiaries, for purposes of this Award, such leave of absence shall not be treated as a Separation from Service.

8. Payment. Subject to any deferral election, once Units vest, the Company shall pay, as soon as administratively possible, the Employee (a) the cash value of the Shares of Stock represented by the Units, (b) the Stock, or (c) a combination of cash and Stock. Prior to vesting the Units represent an unfunded and unsecured promise to pay the Employee the cash value of Shares of Stock or Stock upon vesting thereof.

9. Transferability. Except as may otherwise be authorized by the Committee in accordance with the Plan, this Award shall not be transferable other than by will or the laws of descent and distribution. Any attempted transfers shall be null and void and of no effect.

10. Tax Withholding. The Company may make such provision and take such steps as it deems necessary or appropriate for the withholding of any taxes that the Company is required by law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with this Award.

11. Miscellaneous. The Agreement: (a) shall be binding upon and inure to the benefit of any successor of the Company; (b) shall be governed by the laws of the State of New York, and any applicable laws of the United States of America; (c) may not be amended except in writing; and (d) shall in no way affect the Employee’s participation or benefits under any other plan or benefit program maintained or provided by the Company. In the event of a conflict between this Agreement and the Plan, the terms and conditions of the Plan shall govern.

12. Acknowledgement. The Employee acknowledges that he or she may request a copy of the Plan from the Company’s Secretary at any time.

This Agreement has been executed by the undersigned:

CONSOLIDATED EDISON, INC.

By:	By:
Name:
Title: